Exhibit 10(rr)

REYNOLDS METALS COMPANY

BENEFIT RESTORATION PLAN

FOR NEW RETIREMENT PROGRAM

As Amended and Restated

Effective April 16, 1999

ARTICLE I

PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company in attracting and retaining key employees by restoring the benefit to which an Eligible Employee would be entitled under the provisions of the New Retirement Program except for any limitation imposed from time to time by the Code on benefits payable under a defined benefit plan qualified under Section 401(a) of the Code.

ARTICLE II

DEFINITIONS

2.01 “Board” shall mean the Board of Directors of the Company.

2.02 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a specific section of the Code shall include that section and any comparable section or sections of future legislation amending, modifying, supplementing, or superseding the referenced section.

2.03 “Company” shall mean Reynolds Metals Company, a Delaware corporation.

2.04 “Disability” shall mean total and permanent disability as defined under the applicable provisions of the New Retirement Program.

2.05 “Eligible Employee” shall mean any regular salaried employee of an Employer whose benefit under the New Retirement Program is adversely affected by a Statutory Limitation.

2.06 “Employer” shall mean the Company and any other corporation whose salaried employees are covered by the New Retirement Program.

2.07 “New Retirement Program” shall mean the Company’s New Retirement Program for Salaried Employees, as amended from time to time.

2.08 “Participant” shall mean an Eligible Employee who is receiving benefits under the Plan or who is entitled to receive such benefits pursuant to Article III.

2.09 “Plan” shall mean the Reynolds Metals Company Benefit Restoration Plan for New Retirement Program, as amended from time to time.

2.10 “Plan Committee” shall mean the committee appointed by the Chief Executive Officer of the Company to administer the Plan.

2.11 “Reduction in Force” or “Reduced in Force” shall mean either (a) that term as used for purposes of the Company’s Termination Allowance Policy, as amended from time to time, or (b) an Eligible Employee’s termination as a result of the Company’s sale of the business unit in which he or she is employed, if he or she is immediately employed by the purchaser.

2.12 “Retirement” shall mean an Eligible Employee’s early, normal, or deferred retirement pursuant to the provisions of the New Retirement Program.

2.13 “Statutory Limitation” shall mean any limitation imposed from time to time by the Code on benefits payable under a defined benefit plan qualified under Section 401(a) of the Code.

2.14 “Surviving Spouse” shall mean that term as defined under the applicable provisions of the New Retirement Program.

ARTICLE III

PLAN BENEFITS

3.01 Eligibility for Benefit. If an Eligible Employee terminates employment with an Employer because of (1) Retirement, Disability or death at a time when such Eligible Employee (or his or her Surviving Spouse, in case of death) is eligible to begin receiving an immediate benefit under the New Retirement Program, or (2) a Reduction in Force, then the retired, disabled, or Reduced in Force Eligible Employee, or the Surviving Spouse, as the case may be, shall become eligible to receive a benefit under this Plan computed under Section 3.02 and paid pursuant to Article IV.

3.02 Amount of Benefit. The monthly benefit payable under this Plan on any given date shall be an amount equal to the excess of (a) over (b) as follows:

(a) The monthly benefit to which the Eligible Employee (or Surviving Spouse) would be entitled on such date under the applicable provisions of the New Retirement Program without regard to any Statutory Limitations imposed by the Code; less

(b) The monthly benefit to which such Eligible Employee (or Surviving Spouse) actually is entitled on such date under the applicable provisions of the New Retirement Program, taking into consideration any Statutory Limitations imposed by the Code.

Benefits under this Section 3.02 shall be computed using the same actuarial assumptions and factors as those used on the date of determination for purposes of computing benefits under the New Retirement Program.

3.03 Limitation. No benefit shall be payable under this Plan on behalf of any individual whose employment with the Employer is terminated for any reason other than Reduction in Force, Retirement, Disability, or death as provided herein and in the New Retirement Program.

3.04 Special Retirement Window. (a) In addition to any other benefit payable under the terms of this Plan from time to time, if a participant in the New Retirement Program would be eligible to receive the special retirement benefit calculated in accordance with Section 3.10(b) of the New Retirement Program (as well as the temporary supplemental benefit described in Section 3.10(c) thereof, if applicable) except that the application of the provisions of Section 3.10(e)(2) of the New Retirement Program will operate to exclude such participant from receiving any such special retirement benefit (and temporary supplemental benefit, if applicable), then each such participant who elects to retire in accordance with Section 3.10(d) of the New Retirement Program shall become eligible to receive a benefit under this Plan calculated as set forth in subsection (b) below.

(b) The monthly benefit payable under this Plan to any Eligible Employee as a result of subsection (a) above shall equal (i) the monthly benefit that would have been payable to the Eligible Employee in accordance with the applicable provisions of Section 3.10 of the New Retirement Program without regard to the limitations of subsection (e)(2) thereof, less (ii) the monthly benefit payable to the Eligible Employee under the New Retirement Program, taking into consideration the limitations of Section 3.10(e)(2) thereof but without regard to any limitations imposed by Sections 401(a)(17) and 415 of the Code.

(c) If an Eligible Employee receiving payments under subsection (b) above dies at a time when such Eligible Employee’s Surviving Spouse would have been entitled to continue receiving part or all of the special retirement benefit calculated in accordance with Section 3.10(b) of the New Retirement Program had the benefit been paid under the New Retirement Program rather than this Plan, then such Surviving Spouse shall be eligible to receive from this Plan the monthly payments that would have been payable from the New Retirement Program but for the application of the provisions of Section 3.10(e)(2) thereof.

(d) Nothing in this Section 3.04 is intended to pay an Eligible Employee (or a Surviving Spouse) a benefit under this Plan that, when added (i) to the benefit, if any, paid hereunder as a result of the limitations imposed by Sections 401(a)(17) and 415 of the Code and (ii) to the benefit paid under the New Retirement Program, would in the aggregate exceed the benefit that would have been payable under the applicable provisions of the New Retirement Program without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code and by Section 3.10(e)(2) of the New Retirement Program.

ARTICLE IV

PAYMENT OF BENEFITS

4.01 Retirement, Disability or Reduction in Force. If a benefit becomes payable under the Plan pursuant to Section 3.01 because of the Retirement, Disability or Reduction in Force of an Eligible Employee, then the Company shall pay such Eligible Employee the benefit to which such Eligible Employee is entitled pursuant to Section 3.02 at the same time and in the same manner as the benefit is paid to such Eligible Employee from the New Retirement Program. If the Participant dies after beginning to receive payments under the Plan, any further payments from the Plan will depend upon the form of payment made pursuant to the New Retirement Program.

4.02 Death. If a benefit becomes payable under the Plan pursuant to Section 3.01 because of the death of an Eligible Employee while still employed by an Employer, or if an Eligible Employee dies after being Reduced in Force but before beginning to receive a benefit under the Plan, then the Company shall pay to the Eligible Employee’s Surviving Spouse, if any, the benefit to which such spouse is entitled pursuant to Section 3.02, if any, at the same time and in the same manner as the benefit is paid to the Surviving Spouse from the New Retirement Program.

4.03 Lump Sum Payments. (a) Anything herein to the contrary notwithstanding, the provisions of this Section 4.03 shall apply to benefits payable under the Plan with regard to Eligible Employees who retire on or after December 1, 1994. Any benefit payable with regard to an Eligible Employee who retired before December 1, 1994, shall continue to be paid in accordance with the provisions of the Plan in effect before that date.

(b) If the benefit payable under the Plan to an Eligible Employee in accordance with Article III is less than or equal to Two Hundred Fifty Dollars ($250) a month, then instead of paying such benefit monthly in accordance with Section 4.01, the Company shall pay such Eligible Employee the lump sum present value of such benefit in accordance with Section 4.03(e) below. This lump sum shall represent the Company’s entire obligation to or on behalf of such Eligible Employee under this Plan, including any obligation to such Eligible Employee’s Surviving Spouse.

(c) If a benefit becomes payable under the Plan to an Eligible Employee’s Surviving Spouse because of the death of the Eligible Employee either (i) while still employed by an Employer or (ii) while receiving monthly payments under the Plan as a result of retirement on or after December 1, 1994, and if such benefit is less than or equal to Two Hundred Fifty Dollars ($250) a month, then instead of paying such benefit monthly, the Company shall pay such Surviving Spouse the lump sum present value of such benefit in accordance with Section 4.03(e) below. This lump sum shall represent the Company’s entire obligation to such Surviving Spouse under this Plan.

(d) If the benefit payable under the Plan to an Eligible Employee in accordance with Article III is greater than Two Hundred Fifty Dollars ($250) a month, then such benefit shall be paid monthly in accordance with Section 4.01; provided, however, that if the benefit is payable to the Eligible Employee because of Retirement or Disability (but not Reduction in Force), then such Eligible Employee may make an election to receive his or her benefits hereunder in accordance with this Section 4.03(d). At any time on or after the time at which an Eligible Employee is within one year of first becoming eligible to retire under the terms of the New Retirement Program, such Eligible Employee shall have the right to file with the Company an election whereby such Eligible Employee’s benefit under the Plan (if greater than Two Hundred Fifty Dollars ($250) a month) shall be paid in the form of a lump sum in accordance with Section 4.03(e) below. Any such election shall become effective on the first day of the month following twelve full calendar months after it is filed with the Company and shall remain in effect unless the

Eligible Employee subsequently revokes the election, which revocation shall become effective on the first day of the month following twelve full calendar months after it is filed with the Company. If the Eligible Employee retires or dies before an election or revocation becomes effective, then the election or revocation is invalid. If the Eligible Employee retires or dies while a lump sum election is effective, then the lump sum shall represent the Company’s entire obligation to or on behalf of such Eligible Employee under this Plan, including any obligation to such Eligible Employee’s Surviving Spouse. An Eligible Employee who is still employed may make or revoke an election at any time and from time to time in accordance with this Section 4.03(d). No election or revocation may be made after the Eligible Employee’s retirement or death. For purposes of this Section 4.03(d), an Eligible Employee whose last day of employment is the last day of a month shall be considered to retire on the first day of the following month.

(e) (i) The benefit amount used to determine the lump sum payment shall be calculated pursuant to Section 3.02 based on a straight life annuity, without taking into account any optional form of benefit. The determination of the present value of any benefit payable under the Plan in accordance with this Section 4.03 shall be based on the actuarial assumptions set forth in this Section 4.03(e). The mortality rate shall be equal to the 1983 Group Annuity Mortality Table with the ages of females set back six (6) years. The interest rate used for Eligible Employees whose last day of employment or whose death occurs at any time during the first six calendar months of a year shall be equal to the interest rate that would be used as of January 1 of that year by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination (the “PBGC Rate”). The interest rate used for Eligible Employees whose last day of employment or whose death occurs at any time during the last six calendar months of a year shall be equal to the PBGC rate that would be used as of July 1 of that year.

(ii) Except as provided in Section 4.03(e)(iii) below, the lump sum payable to an Eligible Employee or a Surviving Spouse shall be computed as of the last day of the month in which occurs such Eligible Employee’s last day of employment or death, as applicable, and shall be paid as soon as practicable following such month.

(iii) If an Eligible Employee was an Officer at any time during the year in which occurs such Eligible Employee’s last day of employment or death, as applicable, then the provisions of this Section 4.03(e)(iii) shall apply to any lump sum to be paid to the Eligible Employee or to the Eligible Employee’s Surviving Spouse, as applicable. For purposes of this Section 4.03(e)(iii), the term “Officer” shall mean any individual who is elected to serve as an officer (other than an assistant officer) of the Company. The lump sum payment to or on account of an Eligible Employee who was an Officer shall be paid as soon as practicable in the January following the year in which occurs the Eligible Employee’s last day of employment or death, as applicable; the payment shall equal the amount computed in accordance with Section 4.03(e)(ii), but increased to reflect interest through December 31 at the rate specified in Section 4.03(e)(i).

ARTICLE V

ADMINISTRATION

The Plan Committee shall have full responsibility and authority to interpret and administer the Plan, including the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, the power to appoint agents and delegate its duties, and the power to make such decisions or take such actions as the Plan Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Actions and determinations by the Plan Committee shall be final, binding and conclusive for all purposes of this Plan.

ARTICLE VI

AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

The Company by action of the Board or its delegate shall have the right to amend, suspend or terminate this Plan, in whole or in part, at any time and from time to time to the extent that it may deem advisable. While it is the expectation of the Company that it will continue this Plan indefinitely, the continuance of the Plan is not assumed as an obligation of the Company, and the Company reserves the right to amend, suspend or terminate the Plan at any time by action of the Board or its delegate. No such amendment, suspension or termination, however, shall affect the payment of benefits to Eligible Employees and their Surviving Spouses if such benefit payments had already begun before the amendment, suspension or termination of the Plan.

ARTICLE VII

FUNDING

No promises under this Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises. Benefit payments under the Plan shall be made from the general assets of the Company as benefits become payable. To the extent that any Participant or Surviving Spouse acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured creditor of the Company.

ARTICLE VIII

GENERAL PROVISIONS

8.01 No Employment Rights. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, including its Board, in connection therewith shall be held or construed to confer upon any individual any legal right to remain an officer or an employee of the Company or any of its subsidiaries.

8.02 Nontransferability. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance or charge, and any attempt thereat shall be void. No such benefit shall, prior to receipt thereof, be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, engagements, or torts.

8.03 Alternate Payments. If the Plan Committee shall find that any person to whom any payment is made under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Plan Committee to have incurred expense for such person otherwise entitled to payment, in such manner and in such proportion as the Plan Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.

8.04 Successors and Assigns. This Plan shall inure to the benefit of, and be binding upon, the Company and each Eligible Employee and Participant, and upon the successors and assigns of the Company and of each Eligible Employee and Participant.

8.05 Withholding Taxes. The Company shall deduct from the amount of any payments hereunder all taxes required to be withheld by applicable laws.

8.06 Headings and Subheadings. The headings and subheadings in this Plan have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions hereof.

8.07 Construction. This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia to the extent not inconsistent with controlling federal law.

Executed and adopted this          day of                         , 1999, pursuant to action taken by the Board of Directors of Reynolds Metals Company at its meeting on April 16, 1999.

REYNOLDS METALS COMPANY

By:

Title:	Senior Vice President and General Counsel

AMENDMENTS TO THE

REYNOLDS METALS COMPANY BENEFIT RESTORATION PLAN

FOR NEW RETIREMENT PROGRAM

1.	Article I is amended by adding the following paragraph:

Effective May 3, 2000, the Company was acquired by Alcoa Inc., therefore any Eligible Employee who was accruing a benefit under the New Retirement Program on May 3, 2000 and who subsequently transfers to employment covered by the Alcoa Retirement Plan I, or a plan of a subsidiary of Alcoa Inc., will continue to be covered by this Plan. Effective January 1, 2002, the New Retirement Program was merged into the Alcoa Retirement Plan I, and this Plan will continue to cover those Eligible Employees who had an accrued benefit under the New Retirement Program as of January 1, 2002.

2.	Section 2.05 “Eligible Employee” is amended by adding the following paragraph:

Effective May 3, 2000, Eligible Employee includes any salaried employee of an Employer who was accruing a benefit under the New Retirement Program on May 3, 2000 and who subsequently transfers to employment covered by the Alcoa Retirement Plan I, or a plan of a subsidiary of Alcoa Inc. Effective January 1, 2002, salaried employees of an Employer who was accruing a benefit under the New Retirement Program on December 31, 2001 will continue to be Eligible Employees under this Plan, but no new Eligible Employees will be added to the Plan on and after January 1, 2002.

3.	Section 2.06 “Employer” is amended by adding the following sentence:

Effective May 3, 2000, Alcoa Inc. and its subsidiaries are a participating employers as to any employees who participated in the New Retirement Program as of that date.

4.	Section 2.07 “New Retirement Program” is amended by adding the following sentence:

Effective January 1, 2002 the Company’s New Retirement Program was merged into the Alcoa Retirement Plan I, with the Alcoa Retirement Plan I being the surviving plan. For purposes of this Plan, “New Retirement Program,” shall include the Alcoa Retirement Plan I, only for those Eligible Employees who on an after May 3, 2000 were accruing a benefit under the Company’s New Retirement Program on and after May 3, 2000.

5.	Section 2.10 “Plan Committee” is restated as follows:

“Plan Committee” shall mean the Benefits Management Committee of Alcoa Inc.

6.	Section 2.11(b) “Reduction in Force” or “Reduced in Force” is deleted in its entirety and restated as follows:

(b) a permanent separation from employment as that term is used in the Alcoa Involuntary Separation Plan.

7.	Effective January 1, 2002, Section 3.04 is deleted in its entirety.

8.	In all other respects, the Plan is ratified and confirmed.

AMENDMENTS TO THE

REYNOLDS METALS COMPANY BENEFIT RESTORATION PLAN

FOR NEW RETIREMENT PROGRAM

2.	Effective July 1, 2004, Section 4.03(e)(i) is deleted in its entirety and restated as follows:

The benefit amount used to determine the lump sum payment is calculated pursuant to Section 3.02 based on a straight life annuity, without taking into account any optional form of benefit. The determination of the present value of any benefit payable under the Plan in accordance with this Section 4.03 is based on the actuarial assumptions set forth in this Section 4.03(e). The mortality rate is the mortality table as is used by the Alcoa Retirement Plan I for determining cash out amounts, which is currently the modified 1994 Group Annuity Reserving Table as prescribed in Revenue Ruling 2001-62. The annual rate of interest will be fixed for each Plan Year, and is the interest rate used by the Alcoa Retirement Plan I for determining cash out amounts, which is currently the rate of interest on 30-year Treasury securities established by the Board of Governors of the Federal Reserve System for November of the preceding Plan Year.

2.	In all other respects, the Plan is ratified and confirmed.